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                                                                EXHIBIT 4.5.1

                                FIRST AMENDMENT
                     TO AMENDED AND RESTATED NOTE AGREEMENT


     FIRST AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENT (this "Amendment"), dated as of July 31, 1997, among ROHR, INC. (together with its successors, the "Company"), and each of the holders of Notes whose name appears on the signature pages hereof (individually, a "Holder" and, collectively, the "Holders").

                                   RECITALS:


     WHEREAS, the Company entered into that certain Amended and Restated Note Agreement (the "Note Agreement"), dated as of January 1, 1996, between the Company and the purchasers identified on Annex 1 thereto; and

     WHEREAS, the Company has requested that the Holders modify certain terms of the Note Agreement; and

     WHEREAS, the Holders are agreeable to such modifications on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS.

     Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Note Agreement.

2.   AMENDMENTS.

     Subject to the satisfaction of the conditions set forth in paragraph 3 hereof, the Note Agreement shall be amended as set forth below:

     2A.  Paragraph 6E of the Note Agreement shall be amended as follows:

          (i)  The "." at the end of subparagraph (iii) thereof shall be deleted
     and replaced with the term   "; less", and

          (ii) New subparagraphs (iv)and (v) shall be added thereto in appropriate numerical order as follows:

               "(iv) an amount equal, on an after tax basis, to the provisions and charges established

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          by the Company at one time in fiscal 1998 or earlier in connection with the MD-90 program, assuming a forty percent (40%) effective tax rate, such amount not to exceed Forty Eight Million Dollars ($48,000,000); less

               "(v)     an amount equal, on an after tax basis, to the
          provisions and charges established by the Company at one time in fiscal 1998 or earlier in connection with the cessation of the use of the program method of accounting, assuming a forty percent (40%) effect tax rate, such amount not to exceed Forty Two Million Dollars ($42,000,000)."

     2B. Paragraph 10B of the Note Agreement shall be amended by adding to subparagraph (ii) of the definition of "Consolidated Net Income Available for Fixed Charges" the following clauses in appropriate alphabetical order:

          "(i) the provisions and charges, if any, not in excess of Eighty Million Dollars ($80,000,000), established by the Company at one time in fiscal 1998 or earlier in connection with the MD-90 program; and

          (j) the provisions and charges, if any, not in excess of Seventy Million Dollars ($70,000,000), established by the Company at one time in fiscal 1998 or earlier in connection with the cessation of the use of the program method of accounting."

     2C. The first sentence of paragraph 11F of the Note Agreement shall be amended and restated to read as follows:

          "All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997."


3.   CONDITIONS TO EFFECTIVENESS.

     The amendments set forth in Paragraph 2 shall become effective only upon the satisfaction in all respects of the conditions set forth below (the date on which such conditions are so satisfied being the "Effective Date"):

     3A. The Required Holders and the Company shall have caused this Amendment to be executed and delivered on their behalf by duly authorized officers thereof and the Note Agreement, as amended hereby, shall be in full force and effect.

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     3B.  Sections XVII (j) and (k) of the Sublease Agreement, dated as of
September 14, 1992, between the Company and State Street Bank and Trust Company of California, National Association, and an individual trustee, not in their individual capacities but solely as owner trustees under a trust for the benefit of General Electric Capital Corporation, as amended through the date hereof, shall have been amended, in substance and effect, in the same manner as set forth in paragraphs 2A, 2B and 2C hereof, and each of the Holders shall have received a copy of such amendment.

     3C. The Company shall have paid all amounts which are payable pursuant to paragraph 4 hereof.

4.   COSTS AND EXPENSES.

     Whether or not the conditions to effectiveness set forth in paragraph 3 of this Amendment are satisfied, the Company shall pay all out-of-pocket expenses of the Holders in connection with the negotiation, preparation, execution and delivery of this Amendment, including, without limitation, all the fees and expenses of special counsel engaged by the Holders in connection therewith. Without limiting the generality of the foregoing, the Company will pay, on the Effective Date, the reasonable fees and disbursements of the Holders' special counsel presented on such date, and shall also pay, upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of the Holders' special counsel rendered after the Effective Date in connection with this Amendment.

5.   MISCELLANEOUS.

     5A. All provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns hereunder.

     5B. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute a single instrument.

     5C. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     5D. Except as expressly provided herein, (i) no other terms and provisions of the Note Agreement shall be modified or changed by this Amendment and (ii) the terms and provisions of the Note Agreement shall continue in full force and effect. The Company hereby acknowledges and reaffirms all of its obligations and duties under the Note

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Agreement, as amended by this Amendment, and under the notes, as amended to date, issued thereunder.

     5E. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year fist above written.

                               ROHR, INC.



                               By:/s/ Ken Scholz
                                  --------------
                               Name:   Ken Scholz
                               Title:  Treasurer


                               PRINCIPAL MUTUAL LIFE INSURANCE COMPANY



                               By: /s/ Warren Shank
                                   ----------------
                                   Name:  Warren Shank
                                   Title: Counsel


                               By: /s/ Fredrick A. Bell
                                   --------------------
                                   Name:  Fredrick A. Bell
                                   Title: Second Vice
                                   President - Securities
                                   Investment

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